Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement"), effective as of the date described in Section 13 below (the “Effective Date”), is made and entered into by and between Washington Real Estate Investment Trust ("WRIT") and Laura M. Franklin ("Employee").

WHEREAS, Employee has been employed by WRIT and has communicated her decision to retire from WRIT, and in order to provide for an orderly transition her employment will cease as set forth in this Agreement in connection with Employee’s resignation from WRIT; and

WHEREAS, the parties desire to amicably resolve all matters between them on a full and final basis;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Resignation and Return of Property: Employee will continue to serve as Executive Vice President Accounting & Administration of WRIT through the later of July 31, 2015 or the filing of WRIT’s Form 10-Q for the second quarter of 2015, or such earlier date as may be determined by the President & CEO and communicated to Employee in writing (the “Officer Resignation Date”). Commencing upon the Officer Resignation Date (a) Employee’s services will cease to be full-time and the level of Employee’s services are reasonably anticipated by the parties to be 20% (twenty percent) or less of the average level of services Employee performed for WRIT over the immediately preceding 36 (thirty-six) month period, as a result of which Employee shall incur a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code on the Officer Resignation Date, and (b) Employee shall not be required to work in WRIT’s primary offices except as may be requested by WRIT or as may be necessary to do her work. After the Officer Resignation Date, Employee shall continue to serve as an employee of WRIT but not as an officer through December 31, 2015 (the “Resignation Date”), as of which date Employee’s employment shall terminate. Consistent with the foregoing, Employee shall resign from the following positions on the Officer Resignation Date (and shall execute all documents reasonably requested by WRIT to effectuate such resignations): (i) Executive Vice President Accounting & Administration, and (ii) all officer, board of director and board of manager positions (or comparable positions) with all affiliated entities of WRIT (collectively, “Affiliates”). From the Officer Resignation Date through the Resignation Date, Employee’s salary will continue at its current level and Employee will continue to participate in all compensation plans of WRIT that are available to executive officers. However, Employee will not be eligible for payment under WRIT’s Executive Officer Severance Pay Plan as of the Officer Resignation Date, the Resignation Date or otherwise.

Employee will diligently pursue the responsibilities of the Executive Vice President Accounting & Administration of WRIT as long as she remains in such position. Thereafter until the Resignation Date, as an employee of WRIT, Employee will assist WRIT in (a) transitioning the roles of chief accounting& administration officer to the new person(s) elected by WRIT’s

Board of Trustees and (b) performing such other duties as shall be reasonably requested by the President & CEO. On or before the Resignation Date, Employee will return all property of WRIT and its Affiliates, and all copies, excerpts or summaries of such property, in her possession, custody or control.

2. Final Paycheck and Severance Benefits: Subject to Employee’s compliance with and non-revocation of this Agreement, WRIT will provide Employee with the following benefits:

(a) Accrued Salary and Vacation. WRIT will pay Employee for all earned but unpaid salary and vacation accrued up to the Resignation Date in accordance with its normal payroll practices.

(b) 2012 STIP and 2013 STIP. All of Employee’s restricted shares have already been issued pursuant to the provisions of the WRIT’s Short-Term Incentive Plan dated January 1, 2012 (the “2012 STIP”) for the 2012 and 2013 performance years and any restricted shares that remain unvested will be fully vested as if Employee retired on the Resignation Date pursuant to the provisions of Section 4.4 of the 2012 STIP.

(c) 2014 STIP. WRIT will pay to Employee in 2015 by March 15, 2015, all compensation (if any) earned by Employee during the 2014 performance period pursuant to the provisions of the WRIT’s Short-Term Incentive Plan dated January 1, 2014 (the “STIP”). Any restricted shares with respect to the 2014 performance period will be issued by March 15, 2015 and will become fully vested as of the Resignation Date as if Employee retired on the Resignation Date pursuant to the provisions dealing with retirement in Section 4.4 of the STIP.

(d) 2015 STIP. WRIT will pay to Employee in 2016 by March 15, 2016, all compensation (if any) earned by Employee during the 2015 performance period pursuant to the provisions of the STIP. Any restricted shares with respect to the 2015 performance period will be issued by March 15, 2016 and will be fully vested as if Employee retired on the Resignation Date pursuant to the provisions dealing with retirement in Section 4.4 of the STIP.

(e) 2009 LTIP. All of Employee’s unvested restricted stock units under the 2009 LTIP will be vested by February 18, 2015 and all of Employee’s restricted stock units (including previously vested restricted stock units that have not yet been paid) will be issued in common shares of WRIT by July 31, 2015 pursuant to WRIT’s Long-Term Incentive Plan effective January 1, 2009.

(f) 2014 LTIP and 2015 LTIP. WRIT will pay to Employee six months after her Separation from Service all compensation (if any) earned by Employee under WRIT’s Long-Term Incentive Plan dated January 1, 2014 (the “LTIP”) during the 2014 and 2015 performance periods accruing up to the Resignation Date as if Employee had retired on the Resignation Date pursuant to the provisions dealing with retirement in Section 4.5 (in the case of clauses (i) or (ii) below) or Section 4.4 (in the cases of clause (iii) or (iv) below) of the LTIP. Pursuant to such provisions, Employee shall receive:

(i) the regular 2014 award calculated based on the actual levels of achievement of the performance goals as of the Resignation Date, but the award shall be prorated in the proportion that the number of days elapsed from the beginning of the performance period through the date Employee ceases to be an employee of WRIT bears to the total number of days in the performance period;

(ii) the regular 2015 award calculated based on the actual levels of achievement of the performance goals as of the Resignation Date, but the award shall be prorated in the proportion that the number of days elapsed from the beginning of the performance period through the date Employee ceases to be an employee of WRIT bears to the total number of days in the performance period;

(iii) the one-time transition 2014 award for the performance period ending December 31, 2014 pursuant to Section 5.12(a)(i) of the LTIP calculated based on the actual levels of achievement of the performance goals as of the end of the one-year performance period (i.e., December 31, 2014); and

(iv) the one-time transition 2014 award for the performance period ending December 31, 2015 pursuant to Section 5.12(a)(ii) of the LTIP calculated based on the actual levels of achievement of the performance goals as of the end of the two-year performance period (i.e., December 31, 2015).

Any restricted shares issued to the Participant with respect to the foregoing performance periods shall be fully vested.

(g) SERP Vesting. Employee is already conditionally vested in her account under WRIT’s Supplemental Executive Retirement Plan (the “SERP”). Employee’s SERP account will be paid in a lump sum, subject to compliance with the 24 month noncompete in the SERP, 90 days after 24 months following the Resignation Date pursuant to Section 6.1 of the SERP.

(h) Deferred Compensation Plan. Employee will vest in a pro rata amount of the unvested restricted stock units allocated to her matching contribution account under WRIT’s Deferred Compensation Plan for Officers (the “DCP”) as if Employee had retired pursuant to Section 4.3.2 of the DCP. The proration will be in the proportion that the number of months Employee worked after the allocation of restricted stock units through December 31, 2015 bears to 36, pursuant to the provisions of Section 4.3.2 of the DCP. Payment will be made when required by the DCP.

All amounts payable under this Agreement assume that Employee continues to be employed by WRIT through the Resignation Date. In the event that Employee’s employment is terminated for any reason (other than by WRIT without Cause (as defined in the LTIP)) before the Resignation Date, Employee shall be entitled only to the benefits provided under the terms of the applicable plans. Nothing in Sections 2(b) to 2(h) shall be construed to modify or reduce the benefits to which Employee would otherwise be entitled under the plan documents setting forth the terms of the benefit programs referenced therein as would apply if Employee had qualified to retire and in fact retired on the Resignation Date. In the event of any conflict in the description of the benefits contained in Section 2(b) to 2(h) and the plan documents, the terms of the plan documents will control.

It is understood and agreed that in accepting the benefits set forth in clauses (a) through (h) above, Employee will forfeit any rights she may have to any other form of compensation from WRIT, including without limitation any compensation under WRIT’s Executive Officer Severance Pay Plan, except as provided otherwise in Sections 2 and 3. All shares received by Employee shall become unrestricted as set forth above and Employee shall thereafter be free to sell or transfer. All amounts payable as described in this Section 2 shall be subject to applicable federal and state tax and payroll withholding requirements, which in the case of amounts issued in common shares of WRIT may be satisfied by WRIT’s deduction of shares with a fair market value equal to the withholding required.

3. Benefits: If applicable, Employee (and if applicable, Employee’s spouse and dependents) will continue to participate in WRIT’s group health plan through the Resignation Date in accordance with its terms and conditions. Thereafter, Employee (and if applicable, Employee’s spouse and dependents) will be eligible to continue participation in WRIT’s group health plan at her own expense in accordance with and to the extent required by the federal COBRA law. Except as expressly provided otherwise in this Agreement, Employee's entitlement to, participation in, and accrual of, all other salary, compensation or benefits from WRIT shall cease as of the Resignation Date, except that Employee shall have such rights in such benefits as are required by law and plan documents, including without limitation, Employee’s vested benefits in WRIT’s 401(k) plan, in accordance with and to the extent permitted by plan documents.

4. References: Employee will direct all requests for employment references from WRIT to WRIT’s Senior Vice President & General Counsel or WRIT’s Director of Human Resources, Compensation & Benefits. If WRIT receives a request for reference concerning Employee which is directed to said latter person, WRIT will follow its normal policy of confirming dates of employment, position, duties and salary.

5. [Intentionally Omitted.]

6. Mutual Releases:

A. Employee’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, which are of greater value than Employee would normally be entitled upon the Resignation Date, Employee, on behalf of herself, her heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases WRIT and its Affiliates, and its and their officers, directors, trustees, owners, shareholders, employees, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Employee’s execution of this Agreement, including without limitation her employment with WRIT and the termination thereof (“Claims”). This release includes without limitation Claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Maryland Human Rights Act, the Montgomery County Human Rights Act, and any other Claims under all other federal, state or local laws; Claims for breach of contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys' fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Employee represents that she has not filed any such Claims, and she further agrees not to assert or file any such Claims released by this Agreement in the future, except that Employee is not prohibited from filing a charge with the Equal Opportunity Claims Commission but expressly waives her right to personal recovery as a result of such charge. It is understood and agreed that this Release does not apply to claims for breach of this Agreement or Claims that cannot be released by law.

B. WRIT’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, WRIT and its Affiliates hereby forever release Employee, her heirs, executors, administrators, agents, representatives and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the date Employee signs this Agreement (“WRIT’s Claims”). This release includes without limitation WRIT’s Claims for breach of any contract or duty; WRIT’s Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; WRIT’s Claims for overpaid compensation; WRIT’s Claims relating to benefits; WRIT’s Claims for attorneys' fees and costs; and all other WRIT’s Claims under any federal, state or local law or cause of action. WRIT represents that it has not filed any such WRIT’s Claims, and it further agrees not to assert or file any such WRIT’s Claims in the future. It is understood and agreed that this Release does not apply to claims for breach of this Agreement, WRIT’s Claims that cannot be released by law, or WRIT’s Claims for fraud, embezzlement, intentional misconduct or any other malfeasance or any WRIT’s Claims as to which indemnification of officers is not permitted pursuant to WRIT’s written documents governing indemnification of officers.

7. Reinstatement: Employee waives all claims for reinstatement or employment with WRIT and its Affiliates, and its and their successors and assigns, and she agrees not to seek such reinstatement or employment in the future unless the parties agree otherwise in writing.

8. Confidentiality: Except as necessary to enforce or effectuate this Agreement or as required by law or otherwise to satisfy SEC filing or disclosure requirements (it being understood that WRIT intends to file this Agreement and a summary of this Agreement with the SEC), or to the extent WRIT in good faith deems necessary in communications with analysts and institutional investors, the parties agree to keep this Agreement, the existence of this Agreement, and the terms of this Agreement strictly confidential. Subject to the foregoing, Employee shall not disclose the same to any third party except as necessary to her attorneys, accountants and immediate family members (and only on the condition that they maintain such confidentiality and Employee guarantees such confidentiality). Also subject to the foregoing, WRIT shall not disclose the same to any third party except its board of trustees, officers, attorneys, accountants and employees responsible for effectuating the Agreement. Notwithstanding the foregoing, if either party is asked about the reasons for Employee’s resignation, they may state in substance that Employee resigned to effectuate her retirement or words substantially to that effect.

9. Nondisparagement and Nonassistance: Employee agrees not to disparage, or provide any disparaging information relating to, WRIT or any of its Affiliates or its or their past, present or future management, officers, trustees or employees to any person or entity who is not a party to this Agreement, and she agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against WRIT or any of its Affiliates except as may be required by law or legal process. WRIT shall instruct its Human Resources Department and its Officers not to disparage, or provide any disparaging information relating to, Employee to any person or entity who is not a party to this Agreement, and it agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Employee, except as may be required by law or legal process or as to any Claims that WRIT may have (if any) which it has not released pursuant to Section 6(B).

10. Cooperation: Employee agrees to reasonably cooperate with WRIT upon request by answering questions and providing information about matters of which she has personal knowledge. In the event that WRIT becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon request, provide reasonable cooperation and assistance to WRIT, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony; it being understood that she shall not be obligated if such cooperation or assistance would be in violation of any agreements which Employee may hereafter enter into, or materially interfere with Employee’s employment, business or family engagements. WRIT will pay to Employee an hourly rate of $150 for time which Employee spends in furtherance of such cooperation and reimburse Employee for all reasonable and necessary expenses she incurs in complying with this Section 10, provided said time and expenses are reasonable and necessary and approved by WRIT in advance.

11. Nondisclosure, Nonsolicitation and Noncompetition: Employee shall not, except as required by law, use or disclose to any person or entity any Confidential Information. For the purposes of this Section 11, “Confidential Information” means information Employee obtained through or as a consequence of her employment with WRIT relating to WRIT’s business or its tenants which is not in the public domain and includes, without limitation, trade secrets, tenant lists, lease rates, methods of operation, investment opportunities, business plans, leads, financial information, research and statistical data. Information does not lose its protection as Confidential Information if it is disclosed in violation of an obligation not to disclose it. From the date of execution of this Agreement through the Resignation Date and for a period of twelve (12) months thereafter, Employee shall not (a) directly or indirectly for herself or any other person or entity, whether as an employee, officer, director, consultant, agent, representative, partner, owner, stockholder or in any other capacity, (i) solicit any person who then is or was at any time in the preceding six month period employed by WRIT as an employee or independent contractor, to resign from WRIT or to accept employment as an employee or independent contractor with any other person or entity; or (ii) solicit any person or entity who then is or was at any time in the preceding six month period in a business relationship with WRIT to end or curtail such relationship or to engage in business of the type engaged in by WRIT with another person or entity, or (b) perform services as an employee, officer, director or independent contractor for any publicly traded real estate investment trust that has offices in the Washington, D.C. metropolitan area and that is engaged in retail, multifamily or office real estate business. Notwithstanding the foregoing sentence, WRIT may in its sole and absolute discretion by action in writing waive or permit exceptions to the provisions of clause (b). Employee agrees that these restrictions are reasonable and necessary for the protection of WRIT’s business. Employee further agrees that in the event she breaches any provision in this Section 11, WRIT shall be entitled to injunctive relief in addition to such other relief as a court may deem proper.

12. Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect. This Agreement may not be modified in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, provided that, should the court determine that any provision of Section 11 is unenforceable, the court shall modify such provision to make it valid to the maximum extent permitted by law. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ fees and costs.

13.     Consultation and Consideration: WRIT hereby advises Employee to consult with an attorney at her own expense prior to signing this Agreement. Employee may take up to twenty-one (21) days from the date she is given this Agreement to consider it, but she may sign it sooner if she wishes. If she signs the Agreement, she will have a period of seven (7) days to revoke her signature (the "Revocation Period"). Thus, this Agreement will not become effective or enforceable until the date that each party has signed the Agreement and the Revocation Period has expired without Employee exercising her right of revocation (the "Effective Date"). Any notice of revocation must be in writing and must be received by WRIT’s General Counsel prior to the expiration of the Revocation Period. If Employee signs this Agreement, she represents that he has had sufficient time to consider it, and that he enters into it knowingly and voluntarily with full understanding of its meaning and effect.

14. Governing Law:    This Agreement shall be construed exclusively in accordance with the laws of Washington D.C., without regard to the principles of conflicts of laws therein.

15. Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Employee may not assign any right or obligation hereunder without WRIT’s prior written consent. WRIT may assign its rights and obligations here under to any successor in interest.

16. Section 409A of the Code. To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Employee will incur a “separation from service” within the meaning of Section 409A as of the Resignation Date. All amounts paid hereunder shall be paid pursuant to the provisions of the plan from which paid (except that Employee shall be treated as retiring under such plan), and in the event of any conflict between the provisions of such plan and this Agreement, the plan shall govern.

17. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

18. Nonadmissions: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.

Employee has had an opportunity to carefully review and consider this Agreement with an attorney, and she has had sufficient time to consider it. After such careful consideration, she knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

LAURA M. FRANKLIN		WASHINGTON REAL ESTATE
INVESTMENT TRUST

/s/ Laura M. Franklin		By:	/s/ Paul T. McDermott
Signature
		Title:	President and CEO

Date:	02/18/15	Date:	02/18/15